As filed with the Securities and Exchange Commission on December 17, 2001


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 AMENDMENT NO. 4


                                       TO


                                      FORM


                                     N-8B-2


                                File No. 811-3763


           REGISTRATION STATEMENT OF UNIT INVESTMENT TRUSTS WHICH ARE
                          CURRENTLY ISSUING SECURITIES





                         Pursuant to Section 8(b) of the
                         Investment Company Act of 1940
                         -------------------------------


               CLAYMORE SECURITIES DEFINED PORTFOLIOS, SERIES 116
                             (AND SUBSEQUENT SERIES)
                      and any other future trusts for which
                            Claymore Securities, Inc.
                                 acts as Sponsor
               ---------------------------------------------------
                               Name of Registrant


                         250 North Rock Road, Suite 150
                           Wichita, Kansas 67206-2241
               ---------------------------------------------------
                   Address and Principal Office of Registrant




 X        Not the issuer of periodic payment plan certificates.
---

          Issuer of periodic payment plan certificates.
---

Amending items 1, 2, and 7.

I.      ORGANIZATION AND GENERAL INFORMATION
        ------------------------------------

        1.     (a)    Furnish name of the trust and the Internal Revenue Service
Employer Identification Number.

                      Claymore Securities Defined Portfolios, Series 116 (and Subsequent Series)

                      Ranson Unit Investment Trusts, Series 53 (and Subsequent Series)

                      EVEREN Unit Investment Trusts, Series 38 (and Subsequent Series)

                      Kemper Defined Funds Series 1 (and Subsequent Series)

                      Kemper Tax-Exempt Insured Income Trust, Series 1 (and Subsequent Series)

                      The trust has no Internal Revenue Service Employer Identification Number.

                      (b) Furnish title of each class or series of securities issued by the trust.

                            CERTIFICATE OF OWNERSHIP

                                 - evidencing -

                              An Undivided Interest

                                   - in the -

               CLAYMORE SECURITIES DEFINED PORTFOLIOS, SERIES 116
                             (and Subsequent Series)

                    RANSON UNIT INVESTMENT TRUSTS, SERIES 53
                             (and Subsequent Series)

                    EVEREN UNIT INVESTMENT TRUSTS, SERIES 38
                             (and Subsequent Series)

                                       or

                          KEMPER DEFINED FUNDS SERIES 1
                             (and Subsequent Series)

                                       or

                KEMPER TAX-EXEMPT INSURED INCOME TRUST, SERIES 1
                             (and Subsequent Series)

        2. Furnish name and principal business address and ZIP Code and the Internal Revenue Service Employer Identification Number of each depositor of the trust.

                      Claymore Securities, Inc.
                      250 North Rock Road, Suite 150
                      Wichita, Kansas  67206-2241

                      Internal Revenue Service Employer Identification
                      Number:  48-1175174

        7. Furnish in chronological order the following information with respect to each change of name of the trust since January 1, 1930. If the name has never been changed, so state.

--------------------------------------------------------------------------------
               Former Name                         Approximate Date of Change
--------------------------------------------------------------------------------

Ranson Unit Investment Trusts, Series 53                January 7, 1997
   (and Subsequent Series)

EVEREN Unit Investment Trusts, Series 38               November 26, 1996
   (and Subsequent Series)

Kemper Defined Funds, Series 1 (and                   September 18, 1995
   Subsequent Series)

Kemper Tax-Exempt Insured Income Trust,                  June 23, 1993
   Series 1 (and Subsequent Series)

                                   SIGNATURES
                                   ----------

        Pursuant to the requirements of the Investment Company Act of 1940, the depositor of the registrant has caused this Amendment to the Registration Statement to be duly signed on behalf of the registrant in the City and State of New York, on the 17th day of December, 2001.

                                    CLAYMORE SECURITIES DEFINED
                                    PORTFOLIOS, SERIES 116
                                    (and Subsequent Series)


                                    By:     CLAYMORE SECURITIES, INC.


                                    By:            /S/ ROBIN K. PINKERTON
                                            ------------------------------------
                                            Name:  Robin K. Pinkerton